EXHIBIT 5.1

April 25, 2005

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

9,500,000 Shares of Common Stock of Hewlett-Packard Company offered pursuant to the Hewlett-Packard Company 401(k) Plan

Dear Sir or Madam:

        I have examined the proceedings taken and the instruments executed in connection with the organization and present capitalization of Hewlett-Packard Company (“HP”) and the reservation for issuance and authorization of the sale and issuance from time to time of not in excess of 9,500,000 shares of HP’s Common Stock (the “Shares”) to be issued pursuant to the Hewlett-Packard Company 401(k) Plan (the “Plan”). The Shares are the subject of a Post-Effective Amendment No. 5 to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, which is being filed with the Securities and Exchange Commission and to which this opinion is to be attached as an exhibit.

        Upon the basis of such examination, I am of the following opinion:

1.     The authorized shares of HP consist of 300,000,000 shares of Preferred Stock, and 9,600,000,000 shares of Common Stock.

2.     The proper corporate proceedings necessary to the reservation for issuance and the authorization of the sale and issuance from time to time of not in excess of an additional 9,500,000 shares pursuant to the Plan have been duly taken and, when issued pursuant to the Plan, the Shares will be duly and validly issued and fully paid and nonassessable.

        You are further advised that I consent to the use of this opinion as an exhibit to the above-mentioned Post-Effective Amendment No. 5 to the Registration Statement on Form S-8.

Very truly yours, /s/ Charles N. Charnas Charles N. Charnas Vice President, Deputy General Counsel and Assistant Secretary